UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2012

Northern Tier Energy LP

Northern Tier Energy LLC

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-35612 333-178458	80-0763623 27-3005162
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

38C Grove Street, Suite 100 Ridgefield, Connecticut		06877
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 244-6550

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Supplemental Indenture

As of 5:00 p.m., New York City time, on November 1, 2012, the consent expiration date for Northern Tier Energy LLC’s (the “Company”), a wholly-owned subsidiary of Northern Tier Energy LP (the “Partnership”), previously announced tender offer for any and all of the outstanding 10.50% Senior Secured Notes (the “2017 Notes”) issued by the Company and Northern Tier Finance Corporation (“Finance Corporation” and, together with the Company, the “Issuer”), the Company had received tenders and consents from the holders of $253,057,000 aggregate principal amount of the 2017 Notes. The tender offer for the 2017 notes will expire November 14, 2012, unless extended by the Company in its sole discretion.

On November 2, 2012, following receipt of the requisite consents of the holders of the 2017 Notes, the Company entered into the Supplemental Indenture to the indenture governing the 2017 Notes (the “Supplemental Indenture”), by and among the Issuer, certain of the Company’s subsidiaries and the Trustee. The Supplemental Indenture eliminates most of the restrictive covenants and certain default provisions respecting the 2017 Notes.

A copy of the Supplemental Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing discussion of the Supplemental Indenture in this report is a summary and is qualified in its entirety by the terms of the Supplemental Indenture.

Purchase Agreement

On November 2, 2012, the Issuer and the guarantors party thereto entered into a Purchase Agreement (the “Purchase Agreement”) with Goldman, Sachs & Co., Deutsche Bank Securities Inc., and J.P. Morgan Securities LLC, as representatives of the initial purchasers named therein (the “Initial Purchasers”), by which the Issuer agreed to issue and sell, and the Initial Purchasers agreed to purchase $275 million aggregate principal amount of its 7.125% Senior Secured Notes due 2020 (the “Notes”) in accordance with exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) afforded by Rule 144A and Regulation S under the Securities Act. The Notes will be issued at par. The Issuer expects to receive net proceeds of approximately $269 million from the offering after deducting the Initial Purchasers’ discounts and commissions and before estimated offering expenses. The Issuer expects to use the proceeds of the offering to fund a portion of the pending tender offer for any and all of the 2017 Notes. The Notes will be, jointly and severally, guaranteed on a senior unsecured basis by the Partnership and on a senior secured basis by the subsidiary guarantors.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Issuer and each of the guarantors, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities. Closing is scheduled to occur on November 8, 2012, subject to customary closing conditions.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the Purchase Agreement in this report is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

Affiliates of certain of the Initial Purchasers are lenders under the Issuer’s existing credit facility and have provided, and may in the future provide, a variety of financial and non-financial services to the Issuer, for which they have received or will receive customary fees and expenses.

ITEM 8.01 Other Events.

On November 2, 2012, the Company issued a press release announcing the pricing of the Notes described in Item 1.01 of this Current Report on Form 8-K. A copy of this press release is filed as Exhibit 99.1 to this report, which is incorporated by reference into this Item 8.01.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
4.1	Supplemental Indenture, dated as of November 2, 2012, by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and collateral agent.

10.1	Purchase Agreement, dated November 2, 2012, among the initial purchasers named therein, Northern Tier Energy LLC, Northern Tier Finance Corporation and the guarantors named therein.

99.1	Press release dated November 2, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Northern Tier Energy LP

By: Northern Tier Energy GP LLC, its general partner

Date: November 5, 2012	By:	/s/ Peter T. Gelfman
Peter T. Gelfman
Vice President, General Counsel and Secretary

Northern Tier Energy LLC

Date: November 5, 2012	By:	/s/ Peter T. Gelfman
Peter T. Gelfman
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Supplemental Indenture, dated as of November 2, 2012, by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and collateral agent.

10.1	Purchase Agreement, dated November 2, 2012, among the initial purchasers named therein, Northern Tier Energy LLC, Northern Tier Finance Corporation and the guarantors named therein.

99.1	Press release dated November 2, 2012.

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